[DREIER STEIN & KAHAN LLP LETTERHEAD]

September 14, 2007

Board of Directors
Xcorporeal, Inc.
11150 Santa Monica Boulevard, Suite 340
Los Angeles, California 90025

Gentlemen:

We have acted as counsel to Xcorporeal, Inc., a Delaware corporation ("Xcorporeal"), in connection with the Registration Statement on Form S-4 (File No. 333-145846) filed by CT Holdings Enterprises, Inc. (“CTHE”) with the Securities and Exchange Commission (the "Commission") on September 4, 2007, and Amendment No. 1 to the Registration Statement to be filed on the date hereof (the "Registration Statement"), for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), common stock of CTHE. Any defined term used and not defined herein has the meaning given to it in the information statement/prospectus (the "Information Statement ") included in the Registration Statement.

For purposes of the opinion set forth below, we have, solely as to factual matters and with the consent of Xcorporeal and CTHE, relied upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained in the Merger Agreement dated as of August 10, 2007, attached as Annex A to the Information Statement (the "Agreement") and the covenants contained in the Agreement. We have also relied upon the accuracy of the Registration Statement and the Information Statement.

Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, it is our opinion that, subject to the limitations set forth therein, the discussion contained in the Information Statement under the caption "Material United States Federal Income Tax Consequences" is an accurate summary of the material U.S. federal income tax consequences to U.S. Holders of Xcorporeal common stock, of the transactions described therein.

Xcorporeal, Inc.
September 14, 2007

Our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in U.S. federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Information Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ DREIER STEIN & KAHAN LLP